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                                                                 EXHIBIT 99.1


[Digi logo]    Digi International                 News Release
               11001 Bren Road East
               Minnetonka, MN 55343

                                                   CONTACT:  Jonathon Killmer
                                                   Digi International
                                                   (612) 912-3444
                                                   jon_killmer@dgii.com

                                                   Donna Burke
                                                   Digi International
                                                   (612) 912-3124
                                                   donna_burke@dgii.com

                 DIGI INTERNATIONAL ADOPTS SHAREHOLDER RIGHTS PLAN


MINNEAPOLIS, JUNE 11, 1998 - -The Board of Directors of Digi International Inc. (NASDAQ:DGII) today announced that it had adopted a shareholder rights plan. Under the plan, the company will distribute as a dividend one right for each share of the company's common stock outstanding on June 30, 1998. Each right will entitle its holder to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $115, subject to adjustment.

     The rights will become exercisable only if a person or group acquires beneficial ownership of 20 percent or more of the company's outstanding common stock or announces a tender or exchange offer which, if completed, would result in that person or group beneficially owning 20 percent or more of the company's outstanding common stock.

     The company will be entitled to redeem the rights at $.001 per right, subject to adjustment, at any time prior to an acquisition by a person or group of 20 percent or


                                       -more-

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Digi Adopts Shareholder Rights Plan - page 2


more of the company's outstanding common stock and -- unless there has been a change in control of the company's board -- during the 20-day period thereafter (subject to possible extension).

     Following expiration of the redemption period, each right, except those held by a 20 percent shareholder or its affiliates or associates, which become void, would become exercisable for the company's common stock, having a market value equal to twice the rights exercise price (subject to possible adjustments) if a person or group has acquired beneficial ownership of 20 percent or more of the company's outstanding common stock.

     "We believe that this plan is a prudent step in protecting the interests of Digi's shareholders," said Jerry A. Dusa, Digi's president and chief executive officer. He also noted that the shareholder rights plan was not made in response to any present effort to take over the company.


ABOUT DIGI INTERNATIONAL

     Digi International, based in Minneapolis, Minn., is a leading ISO 9001-compliant provider of data communications hardware and software that delivers seamless connectivity solutions for opens systems, server-based remote access and LAN markets. The company markets its products through an international network of distributors and resellers, system integrators and original equipment manufacturers (OEMs). For more information, visit Digi's Web site at www.dgii.com or call 1-800-344-4273 (U.S.) or 612-912-3444
(International).

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